COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended September 30, 2002 and August 31, 2001, and for the ten-month period ended December 31, 2001, the Company’s Transitional Fiscal Year, and the previous four fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

                                                           Ten Months
                                 Nine Months Ended           Ended               Fiscal Years Ended February 28(29),
                            ----------------------------                 ----------------------------------------------------

(Dollars are in              Sept. 30,                    December 31,
   thousands)                   2002      Aug. 31, 2001       2001           2001         2000         1999         1998
--------------------------  ------------- -------------- --------------- ------------- ------------ ------------ ------------
Net earnings                 $   586,902      $376,530        $486,006      $374,153      $410,243     $385,401     $344,983
Income tax expense               348,674       222,054         302,613       211,882       220,955      246,404      220,563
Interest charges               1,044,615     1,300,129       1,474,719     1,330,724       904,713      962,303      556,032
Interest portion of
   rental expense                 18,876        13,808          16,201        17,745        19,080       14,898       10,055
                            ------------- -------------- ----------------------------- ------------ ------------ ------------
Earnings available to         $1,999,067    $1,912,521      $2,279,539   $1,934,504     $1,554,991   $1,609,006   $1,131,633
   cover fixed charges
                            ============= ============== =============== ============= ============ ============ ============

Fixed charges
Interest charges              $1,044,615    $1,300,129      $1,474,719    $1,330,724      $904,713     $962,303     $556,032
  Interest portion of
   rental expense                 18,876        13,808          16,201        17,745        19,080       14,898       10,055
                            ------------- -------------- --------------- ------------- ------------ ------------ ------------
      Total fixed charges     $1,063,491    $1,313,937      $1,490,920    $1,348,469      $923,793     $977,201     $566,087
                            ============= ============== =============== ============= ============ ============ ============

Ratio of earnings
  to fixed charges                1.88         1.46               1.53         1.43          1.68         1.65         2.00
                            ============= ============== =============== ============= ============ ============ ============